EXHIBIT 99.1

Progenics Pharmaceuticals, Inc. 777 Old Saw Mill River Road Tarrytown, NY 10591 914-789-2800 www.progenics.com

Contact:	Kathleen Fredriksen Corporate Development (914) 789-2871 kfredriksen@progenics.com

PROGENICS PHARMACEUTICALS ANNOUNCES COMPLETION OF
ENROLLMENT OF CHEMOTHERAPY EXPERIENCED COHORT IN PHASE
II PSMA ADC CLINICAL TRIAL IN PROSTATE CANCER

– Top-line Data in Chemotherapy Experienced Patients to be presented at Oncology Meeting in January 2014
– Additional Cohort in Chemotherapy Naive Patients has been added to the Trial
Tarrytown, NY, December 6, 2013 – Progenics Pharmaceuticals, Inc., (NASDAQ: PGNX) an oncology company focused on developing innovative approaches to targeting and treating prostate cancer, today announced that it has completed enrollment of chemotherapy experienced patients in a Phase II trial to assess the anti-tumor activity and tolerability of its antibody drug conjugate, PSMA ADC in patients with metastatic castrate resistant prostate cancer (mCRPC).  A total of 83 patients who had progressive disease despite treatment with at least one taxane containing chemotherapy received PSMA ADC.
Based on the observations following treatment of the patients in the chemotherapy experienced cohort, Progenics has initiated treatment of a cohort of chemotherapy naive patients who have progressed on hormonal therapies.  This cohort is now enrolling.  Progenics expects that an additional 35 patients will be included in this chemotherapy naïve group.
"PSMA ADC is the most advanced antibody drug conjugate in clinical development to treat prostate cancer," said Robert J. Israel, M.D., Executive Vice President, Medical Affairs.  "Based on the data seen with PSMA ADC in chemotherapy experienced patients, we have decided to explore whether this compound can also benefit men in the less clinically advanced chemotherapy naïve setting."
Topline data on the chemotherapy experienced cohort of the Phase II PSMA ADC trial will be presented at the American Society of Clinical Oncology's 2014 Genitourinary Cancers Symposium Meeting in San Francisco in January 2014.

About PSMA ADC
Prostate Specific Membrane Antigen, PSMA, a protein that is a validated biomarker of prostate cancer, is expressed on the surface of prostate cancer cells as well as on blood vessels supplying other solid tumors.  PSMA ADC comprises a fully human monoclonal antibody selectively targeting PSMA linked to a chemotherapeutic drug.  Using technology licensed from Seattle Genetics, Inc., the PSMA antibody is linked to monomethyl auristatin E, a compound that inhibits cell proliferation by disrupting the cellular "backbone" (i.e. microtubules) required for replication.  The resultant antibody-drug conjugate attaches to the PSMA protein on the surface of prostate cancer cells and is designed to internalize into the cancer cell, release active anti-cancer drug, and destroy the malignant cell.
Unlike traditional chemotherapy, PSMA ADC is designed to deliver the drug selectively to prostate cancer cells by targeting PSMA.
About Prostate Cancer
Prostate cancer is the second most common form of cancer affecting men in the United States: an estimated one in six will be diagnosed with prostate cancer in his lifetime.  The American Cancer Society estimates that approximately 240,000 new cases of prostate cancer will be diagnosed and about 30,000 men will die of the disease this year, and that approximately 2 million men in the U.S. currently count themselves among prostate cancer survivors.
About Progenics
Progenics Pharmaceuticals, Inc. is developing innovative medicines for oncology, with a pipeline that includes several product candidates in late-stage clinical development. Progenics' first-in-class PSMA targeted technology platform includes an antibody drug conjugate therapeutic and a small molecule targeted imaging agent, both completing phase 2 clinical trials. Among other assets in its pipeline of targeted radiotherapy and molecular imaging compounds is Azedra™, an ultra-orphan radiotherapy candidate in a registrational phase 2 study under an SPA with the FDA. Progenics' first commercial product, Relistor® (methylnaltrexone bromide) for opioid-induced constipation, is partnered with and marketed by Salix Pharmaceuticals, Inc. Ono Pharmaceutical Co. has licensed subcutaneous Relistor in Japan. For additional information, please visit www.progenics.com.

This press release may contain projections and other forward-looking statements regarding future events. Such statements are predictions only, and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others, the cost, timing and results of clinical trials and other development activities; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; market acceptance for approved products; generic and other competition; the possible impairment of, inability to obtain and costs of obtaining intellectual property rights; and possible safety or efficacy concerns, general business, financial and accounting matters, litigation and other risks. More information concerning Progenics and such risks and uncertainties is available on its website, and in its press releases and reports it files with the U.S. Securities and Exchange Commission. Progenics is providing the information in this press release as of its date and does not undertake any obligation to update or revise it, whether as a result of new information, future events or circumstances or otherwise.
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(PGNX-C)
Editors Note:
For more information, please visit www.progenics.com.